Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-209627
Dated May 4, 2017
Eli Lilly and Company
Pricing Term Sheet
2.350% Notes due 2022
3.100% Notes due 2027
3.950% Notes due 2047

Issuer:	Eli Lilly and Company

	2.350% Notes due 2022	3.100% Notes due 2027	3.950% Notes due 2047
Principal Amount:	$750,000,000	$750,000,000	$750,000,000

Maturity Date:	May 15, 2022	May 15, 2027	May 15, 2047

Coupon:	2.350% per year	3.100% per year	3.950% per year

Public Offering Price:	99.849% of principal amount	99.965% of principal amount	99.459% of principal amount

Yield to Maturity:	2.382%	3.104%	3.981%

Benchmark Treasury:	1.875% due April 30, 2022	2.250% due February 15, 2027	2.875% due November 15, 2046

Spread to Benchmark Treasury:	T+50 bps	T+75 bps	T+98 bps

Benchmark Treasury Price / Yield:	99-31 / 1.882%	99-03 / 2.354%	97-17+ / 3.001%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2017	May 15 and November 15, commencing November 15, 2017	May 15 and November 15, commencing November 15, 2017

Redemption Provisions:
Make-whole call:	Make whole plus 7.5 bps	Prior to February 15, 2027, make whole plus 12.5 bps (calculated to the par call date)	Prior to November 15, 2046, make whole plus 15 bps (calculated to the par call date)
Par call:		On or after February 15, 2027, at 100%	On or after November 15, 2046, at 100%

CUSIP / ISIN:	532457 BQ0 / US532457BQ09	532457 BP2 / US532457BP26	532457 BR8 / US532457BR81

Trade Date:	May 4, 2017

Settlement Date:	May 9, 2017 (T+3)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc.

Co-Managers:	BNP Paribas Securities Corp., Drexel Hamilton, LLC and MUFG Securities Americas Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

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